Exhibit 99.4

Statement from Mylan’s Board of Directors Regarding Retirement of CEO and Board Member Heather Bresch in Conjunction with the Combination of Mylan and Upjohn, A Division of Pfizer

HERTFORDSHIRE, England, and PITTSBURGH July 29, 2019—Mylan’s Board of Directors today shared the following statement regarding Heather Bresch’s retirement, which will be effective upon the closing of the combination of Mylan and Upjohn, a division of Pfizer. The transaction is anticipated to close in mid-2020, subject to customary closing conditions, including receipt of regulatory approvals, and approval by Mylan shareholders.

Mylan’s Board chairman Robert J. Coury said: “On behalf of Mylan’s board of directors, I extend my gratitude and respect for Heather Bresch’s years of extraordinary and passionate leadership at Mylan, which helped to pave the way for today’s historic announcement regarding the combination of Mylan and Upjohn. Heather began her career at Mylan in January of 1992 as a data entry clerk, and in January 2012, after 20 years and more than 15 different roles – including significant leadership positions as Chief Integration Officer, Chief Operating Officer and President – she was named the first female CEO of a Fortune 500 global pharmaceutical company. Upon becoming CEO, Heather established a blueprint for Mylan’s future that helped to bring about unprecedented growth for the company and create a truly diversified global organization.

During her almost three-decade tenure at Mylan, Heather has been instrumental in transforming the company from a 300 employee, $100 million revenue, single-country operation into a global organization that, upon close of the Mylan and Upjohn transaction, will have more than 45,000 employees, nearly $20 billion in revenue and a reach across more than 165 countries, including a new leading position in China. On behalf of Mylan’s Board, I extend tremendous thanks and credit to Heather Bresch for her many years of service to Mylan and for her authentic leadership style that helped to ensure Mylan’s mission of access could live on for years to come. In business and in public policy, Heather has challenged the status quo at every turn and is leaving this company, the communities in which we operate, and our industry in a better place.”

Mylan CEO and Board Director Heather Bresch said: “The opportunity to represent Mylan, and most especially our thousands of passionate and committed employees around the globe, has been one of the greatest joys and honors of my life. I am grateful to Mylan’s chairman, Robert J. Coury, and to our entire Board for their strong support throughout my career and for their leadership of Mylan’s differentiated strategy.

As I shared with the Mylan family today, upon my appointment to CEO in 2012, Mylan embarked on an initiative we called Healthcare 2020. It combined our efforts to blueprint the organization by enhancing global processes, infrastructure and diversification, with a future-focused strategy that ensured Mylan would explore opportunities to further differentiate itself for success in 2020 and beyond. Nearly eight years after becoming CEO, I’m proud to say that today’s announcement regarding the combination of Mylan and Upjohn represents the culmination of the goals I set for myself and our Company when I challenged our amazing workforce to set new standards in healthcare. So, as the company sets out on this exciting new journey, I too will be opening a new chapter that will continue to be focused on serving people, patients and public health.

I look forward to continuing to work with the entire Mylan family over these next several months to bring this transaction to a successful close, and to the exciting future for all of us.”

About Mylan

Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 7,500 marketed products around the world, including antiretroviral therapies on which more than 40% of people being treated for HIV/AIDS globally depend. We market our products in more than 165 countries and territories. We are one of the world’s largest producers of active pharmaceutical ingredients. Every member of our approximately 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at Mylan.com. We routinely post information that may be important to investors on our website at investor.Mylan.com.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed transaction, the expected timetable for completing the proposed transaction, the benefits and synergies of the proposed transaction, future opportunities for the combined company and products and any other statements regarding Pfizer’s, Mylan’s and Newco’s future operations, financial or operating results, capital allocation, dividend policy, debt ratio, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “intend”, “continue”, “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; changes in relevant tax and other laws; the parties’ ability to consummate the proposed transaction; the conditions to the completion of the proposed transaction, including receipt of approval of Mylan’s shareholders, not being satisfied or waived on the anticipated timeframe or at all; the regulatory approvals required for the proposed transaction not being obtained on the terms expected or on the anticipated schedule or at all; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and related standards, or on an adjusted basis (“Non-GAAP measures”); the integration of Mylan and Newco being more difficult, time consuming or costly than expected; Mylan’s and Upjohn’s failure to achieve expected or targeted future financial and operating performance and results; the possibility that the combined company may be unable to achieve expected benefits, synergies and operating efficiencies in connection with the proposed transaction within the expected time frames or at all or to successfully integrate Mylan and Newco; customer loss and business disruption being greater than expected following the proposed transaction; the retention of key employees being more difficult following the proposed transaction; Mylan and Newco’s capacity to bring new products to market, including but not limited to where it uses its business judgment and decides to manufacture, market and/or sell products directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of such proceedings on Mylan’s and Newco’s consolidated financial condition, results of operations and/or cash flows; Mylan’s and Newco’s ability to protect their respective intellectual property and preserve their respective intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of the business of Mylan or Newco; and uncertainties and matters beyond the control of management and other factors described under “Risk Factors” in each of Pfizer’s and Mylan’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). You can access Pfizer’s or Mylan’s filings with the SEC through the SEC website at www.sec.gov or through Pfizer’s or Mylan’s website, and Pfizer and Mylan strongly encourage you to do so. Except as required by applicable law, Pfizer, Mylan or Newco undertake no obligation to update any statements herein for revisions or changes after the date of this release.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the proposed combination of Newco and Mylan, which will immediately follow the proposed separation of the Upjohn Business from Pfizer (the “proposed transaction”), Newco, Mylan and Mylan Newco intend to file relevant materials with the SEC, including a registration statement on Form S-4 that will include a proxy statement/prospectus relating to the proposed transaction. In addition, Newco expects to file a registration statement in connection with its separation from Pfizer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO, MYLAN NEWCO AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Mylan seeking approval of the proposed transaction. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan, at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323.

PARTICIPANTS IN THE SOLICITATION

This release is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Newco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2019 and its definitive proxy statement and additional proxy statement relating to its 2019 Annual Meeting filed with the SEC on March 14, 2019 and on April 2, 2019, respectively, and Current Report on Form 8-K filed with the SEC on June 27, 2019. Information about the directors and executive officers of Mylan may be found in its amended Annual Report on Form 10-K filed with the SEC on April 30, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.

Media Relations:

Christine Waller +1 (724) 514-1968

Communications@mylan.com

Investor Relations:

Melissa Trombetta +1 (724) 514-1813

InvestorRelations@mylan.com